Exhibit 23.5

CONSENT

This letter is provided in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission (the “SEC”).

I, Scott Wilson, hereby consent to the use of my name, in the Registration Statement, in connection with reference to my involvement in the preparation of the following technical reports (the “Technical Reports”):

“Technical Report And Preliminary Economic Assessment For Underground Milling And Concentration Of Lead, Silver And Zinc At The Bunker Hill Mine, Bunker Hill Mine, Coeur d’Alene Mining District, Shoshone County, Idaho, USA”, filed on December 29, 2021.

“Technical Report And Preliminary Economic Assessment For Underground Milling And Concentration Of Lead, Silver And Zinc At The Bunker Hill Mine, Bunker Hill Mine, Coeur d’Alene Mining District, Shoshone County, Idaho, USA”, filed on November 3, 2021.

“Technical Report And Preliminary Economic Assessment For Underground Milling And Concentration Of Lead, Silver And Zinc At The Bunker Hill Mine, Bunker Hill Mine, Coeur d’Alene Mining District, Shoshone County, Idaho, USA”, filed on June 4, 2021.

“Technical Report for the Bunker Hill Mine, Coeur d’Alene Mining District, Shoshone County, Idaho, USA”, filed on May 3, 2021.

“Technical Report for the Bunker Hill Mine, Coeur d’Alene Mining District, Shoshone County, Idaho, USA”, filed on October 19, 2020.

and to references to the Technical Report, or portions thereof, in the Registration Statement, and to the inclusion and incorporation by reference of the information derived from the Technical Report in the Registration Statement.

Yours truly,

/s/ Scott Wilson
February 4, 2022